UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-00595
Washington, D.C. 20549	Expires: February 28, 2006
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Health Management Associates, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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February 2, 2005

Dear Fellow Stockholder,

It has come to our attention that a labor union owning 120 shares of common stock and which lost a competitive bid process to perform certain subcontracting work at one of our hospitals has made two proposals for presentation at our February 15, 2005 annual meeting of stockholders. The winning subcontractor bid was more than $2,000,000 lower than the subcontractor that included the union. We strongly believe that these proposals are counter to the best interests of our stockholders. In fact, we believe that the union is pressuring us and soliciting proxies as a retaliatory measure to further its own agenda of securing contracts for its members, regardless of whether the union’s price and services are competitive with those offered by other subcontractors. We urge you to vote against the union’s proposals.

Although you have already received a proxy statement from us, the company’s best interests dictate that we send you an updated proxy statement addressing the union’s proposals. We urge you to sign, date and return our white proxy card, even if you have previously returned a proxy card to us.

Please do not sign or return any proxy card that you receive from the union or provide them with any personal information regarding yourself or your ownership of HMA stock.

If you have received any information from the union, including a proxy card, simply throw it away. If you have already signed the union’s proxy card, you can revoke their proxy by signing, dating and mailing our white proxy card.

You may not have received a proxy statement from the union. This is because we believe that the union is only soliciting proxies from a very small number of our stockholders, each of whom holds a large number of our shares. In response, we have chosen to provide a responsive proxy statement to all of our stockholders because we value the support of every stockholder, regardless of the number of shares held.

Our reasons for recommending that you vote against the union’s proposals are summarized below and are set forth in detail in our proxy statement, which we recommend that you read in its entirety.

The first union proposal seeks to limit the number of options that may be granted to any individual without stockholder approval. We urge you to vote against this proposal because:

•	The proposal fails to take into consideration, among other things, the length of service by individual grantees to the company.

•	The proposal could preclude your board of directors from taking quick and decisive action that may be necessary to retain critical senior executives.

•	Your board of directors intends to continue to be deliberate, thoughtful and measured when granting options.

•	The proposal would cause us to incur ongoing additional and unnecessary expenses.

The second union proposal seeks to limit the amounts that we may charge to low-income uninsured patients. We urge you to vote against this proposal because:

•	We operate hospitals in 16 states, each of which has its own laws, rules and regulations governing the provision of care to and billing of uninsured patients. A single policy applicable to all of our facilities simply would not provide the flexibility we need to comply with the applicable laws, rules and regulations of each jurisdiction in which we operate.

•	We do not believe that it would be prudent to base our policies on the indigent patient billing requirements of Connecticut, on which the union has stated its proposal is based, since we neither operate any facilities nor maintain any employees or operations in Connecticut.

•	The union has stated that it wants us to adopt its proposed policy, in part, in response to litigation in which we are involved or which could be commenced in the future. We believe that the best defense to any actual or potential litigation is the continued maintenance of our high ethical standards and our continued compliance with all applicable laws, rules and regulations.

We thank you for your continued support and are looking forward to a successful 2005.

Very truly yours,

Your Board of Directors

Please sign, date and mail the enclosed WHITE Proxy Card in the self-addressed, stamped envelope provided.

If applicable, we encourage you to vote by phone or internet in order to make sure we receive your vote in time for the annual meeting. For further instructions, see the enclosed Proxy Card or call the telephone number below.

After signing the enclosed WHITE Proxy Card do not sign or return any proxy card sent to you by the union. Remember — only your latest dated proxy will determine how your shares are to be voted at the annual meeting.

If you have any questions, or need assistance in voting your shares, please contact our proxy solicitor:

17 State Street, 10th Floor
New York, NY 10004
Banks and Brokers (212) 440-9800
Stockholders Call Toll Free (877) 278-6764